------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:         3235-0104
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response........0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Swiss Reinsurance Company
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     50/60 Mythenquai
--------------------------------------------------------------------------------
                                    (Street)

     CH-8022 Zurich                  Switzerland
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     6/30/01
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     PartnerRe Ltd ("PRE")
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

     7/10/01
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person

================================================================================
             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $1.00 per share                    12,373,596                D
------------------------------------------------------------------------------------------------------------------------------------
8% Cumulative Preferred Shares,
par value $1.00 per share                     2,000,000                D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

                                                                          (Over)
                                                                 SEC 1473 (3-99)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Class B Warrants         11/4/1997  11/4/2004       Common Stock           612,873        $20/sh (1)         D
------------------------------------------------------------------------------------------------------------------------------------
Class B Warrants         11/10/1997 11/10/2004      Common Stock            65,000        $20/sh(1)          D
------------------------------------------------------------------------------------------------------------------------------------
Options (Right to Buy)   10/27/1993 10/27/2003      Common Stock            20,000        $20/sh             D
------------------------------------------------------------------------------------------------------------------------------------
Options (Right to Buy)   5/4/1994   5/4/2004        Common Stock             6,000        $19.38/sh          D
------------------------------------------------------------------------------------------------------------------------------------
Options (Right to Buy)   5/8/1995   5/8/2005        Common Stock             6,000        $24/sh             D
------------------------------------------------------------------------------------------------------------------------------------
Options (Right to Buy)   5/2/1996   5/2/2006        Common Stock             6,000        $29.09/sh          D
------------------------------------------------------------------------------------------------------------------------------------
Options (Right to Buy)   6/6/1997   6/6/2007        Common Stock             6,000        $31.84/sh          D
------------------------------------------------------------------------------------------------------------------------------------
Options (Right to Buy)   5/12/1998  5/12/2008       Common Stock            12,000        $50.36/sh          D
------------------------------------------------------------------------------------------------------------------------------------
Options (Right to Buy)   5/14/1999  5/14/2009       Common Stock            16,000        $40.12/sh          D
------------------------------------------------------------------------------------------------------------------------------------
Options (Right to Buy)   5/19/2000  5/19/2010       Common Stock             8,000        $37.17/sh          D
------------------------------------------------------------------------------------------------------------------------------------
Options (Right to Buy)   5/22/2001  5/22/2011       Common Stock             8,000        $51.95/sh          D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1) In accordance with the original terms of the Class B Warrant, the exercise price of the Class B Warrants automatically decreases to $17 in November 2001, the fourth anniversary of the Class B Warrant.


/s/ Andre Pfanner                                           October 9, 2001
---------------------------------------------           ------------------------
      **Signature of Reporting Person                             Date
        Name:  Andre Pfanner
        Title: Member of Senior Management


/s/ Urs Bucher                                               October 9, 2001
---------------------------------------------           -----------------------
      **Signature of Reporting Person
        Name:  Urs Bucher
        Title: Member of Senior Management


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2